Exhibit 99.26(4)(b)

JOHN DOE

Policy Number: 123456789

NON-PARTICIPATING ADJUSTABLE PREMIUM VARIABLE
LIFE INSURANCE POLICY

Death proceeds payable at the insured’s death prior to the maturity date. Flexible premiums payable for the insured’s life or until the maturity date. The amount or duration of the death benefit may be variable or fixed under the conditions described in Sections 2 and 4. The Accumulated Value in the Variable Account is based on the investment experience of that account and may increase or decrease daily.  It is not guaranteed as to dollar amount. The variable features of this policy are described in Sections 6 and 7.

IMPORTANT NOTICE:  It is possible that coverage may not continue to the maturity date even if Scheduled Premiums are paid in a timely manner.

Southern Farm Bureau Life Insurance Company will pay the benefits of this policy subject to all of its terms and conditions.  This policy is issued in consideration of the application and of the payment of the first premium, and is subject to the provisions on this and the following pages.

RIGHT TO EXAMINE POLICY.  You may cancel this policy by delivering or mailing a written notice or sending a telegram or fax to the agent through whom it was purchased or to Southern Farm Bureau Life Insurance Company, 1401 Livingston Lane, Jackson, Mississippi 39213, and by returning the policy before midnight of the thirtieth day after the date You receive the policy.  Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.  Southern Farm Bureau Life will refund, within seven days after it receives notice of cancellation and the returned policy, an amount equal to the greater of the following:

1.     the premiums paid less any amounts previously returned to You; or

2.     the following amount: the Accumulated Value of the policy on the Business Day on or next following the date the policy is received at Our Home Office; plus any Premium Expense Charges which were deducted from premiums; plus monthly deductions made on the Policy Date and any Monthly Deduction Day; plus amounts equal to daily charges against the Variable Account.

READ YOUR POLICY CAREFULLY!  This policy is a legal contract between You and Southern Farm Bureau Life Insurance Company.

Signed for and on behalf of Southern Farm Bureau Life Insurance Company at its Home Office at 1401 Livingston Lane, Jackson, Mississippi 39213, as of the Policy Date.

President	Secretary

Southern Farm Bureau Life Insurance Company, 1401 Livingston Lane, Jackson, MS 39213

Non-Participating Adjustable Premium Variable Life Insurance Policy

Form LV201	Page 1

INDEX OF MAJOR POLICY PROVISIONS

POLICY SCHEDULE PAGE

Benefit; Specified Amount; Underwriting Classification; Target Premium; Initial Premium; Scheduled Premium; Minimum Specified Amount; Minimum Increase in Specified Amount; Beneficiary; Owner; Insured; Policy Number; Policy Date; Maturity Date; Issue Age; Sex; Schedule of Forms and Premiums

Schedule of Charges; Schedule of Surrender Charges

Schedule of Investment Options

Table of Guaranteed Maximum Monthly Insurance Rates Per $1,000

Death Benefit Factors

SECTION 1	DEFINITIONS

1.1 You, Your; 1.2 We, Our, Us, the Company; 1.3 Accumulated Value; 1.4 Age; 1.5 Attained Age; 1.6 Beneficiary; 1.7 Business Day; 1.8 Cost of Insurance Deduction; 1.9 Declared Interest Option; 1.10 Eligible for Waiver of Surrender Charge; 1.11 Fund; 1.12 General Account; 1.13 Home Office; 1.14 Investment Option; 1.15 Monthly Deduction Day; 1.16 Monthly Policy Expense Charge; 1.17 Net Accumulated Value; 1.18 Net Premium; 1.19 Net Surrender Value; 1.20 Partial Withdrawal Fee; 1.21 Policy Anniversary; 1.22 Policy Date; 1.23 Policy Year; 1.24 Premium Expense Charge; 1.25 Qualified Physician; 1.26 Qualified Nursing Care Center; 1.27 Scheduled Premium; 1.28 SEC; 1.29 Surrender Charge; 1.30 Surrender Value; 1.31 Target Premium; 1.32 Terminal Illness; 1.33 Transfer Charge; 1.34 Valuation Period; 1.35 Variable Account.

SECTION 2	THE CONTRACT

2.1 Death Proceeds; 2.2 Death Benefit; 2.3 Contract; 2.4 Modification; 2.5 Incontestable Clause; 2.6 Misstatement of Age or Sex; 2.7 Suicide; 2.8 Return of Policy and Policy Settlement; 2.9 Maturity Proceeds; 2.10 Termination; 2.11 Non-Participation

SECTION 3	OWNERSHIP AND BENEFICIARIES
3.1 Ownership; 3.2 Contingent Owner; 3.3 Beneficiaries; 3.4 Change of Owner or Beneficiary; 3.5 Assignment.

SECTION 4	PREMIUMS AND REINSTATEMENT
4.1 Premium Payment; 4.2 Payment Frequency; 4.3 Grace Period; 4.4 Reinstatement; 4.5 Unscheduled Premiums; 4.6 Evidence of Insurability; 4.7 Allocation of Premium.

SECTION 5	POLICY CHANGE
5.1 Change of Specified Amount; 5.2 Decrease in Specified Amount; 5.3 Increase in Specified Amount; 5.4 Life Insurance Qualification.

SECTION 6	VARIABLE ACCOUNT
6.1 Variable Account; 6.2 Subaccounts; 6.3 Fund Investment Options; 6.4 Transfers.

Form LV201	Page 2

SECTION 7	ACCUMULATED VALUE BENEFITS

7.1 Accumulated Value Determination; 7.2 Net Accumulated Value, 7.3 Surrender Value; 7.4 Net Surrender Value; 7.5 Variable Accumulated Value; 7.6 Subaccount Units; 7.7 Unit Value; 7.8 Declared Interest Option Accumulated Value; 7.9 Declared Interest Option Interest; 7.10 Monthly Deduction; 7.11 Cost of Insurance; 7.12 Cost of Insurance Rate; 7.13 Basis of Values; 7.14 Surrender; 7.15 Surrender Charge; 7.16 Waiver of Surrender Charge; 7.17 Partial Withdrawal; 7.18 Delay of Payment; 7.19 Continuance of Insurance; 7.20 Annual Report.

SECTION 8	POLICY LOANS
8.1 Cash Loan; 8.2 Loan Value; 8.3 Loan Interest; 8.4 Loan Allocation; 8.5 Loan Repayment.

SECTION 9	PAYMENT OF PROCEEDS
9.1 Choice of Options; 9.2 Payment Options; 9.3 Interest and Mortality; 9.4 Requirements; 9.5 Effective Date; 9.6 Withdrawal of Proceeds; 9.7 Claims of Creditors; 9.8 Proof of Survival.

PAYMENT OPTION
TABLES

ADDITIONAL	Any benefits or riders listed on the Policy schedule pages will be included
BENEFITS AND	following the Payment Option Tables.
RIDERS

APPLICATION	A copy of the application and any supplemental applications for this policy are attached at Policy Date.

Form LV201	Page 3

POLICY SCHEDULE PAGE

	SPECIFIED	EFFECTIVE	UNDERWRITING
BENEFIT	AMOUNT	DATE	CLASS

ADJUSTABLE PREMIUM VARIABLE LIFE INSURANCE	$999,999,999	POLICY DATE	NON-TOBACCO
CHILD TERM RIDER	$10,000	POLICY DATE
WAIVER OF MONTHLY DEDUCTIONS		POLICY DATE	NON-TOBACCO
ACCELERATED BENEFIT RIDER

•PREMIUM CLASS FACTOR:	250%
•PERMANENT FLAT EXTRA PREMIUM PER $1000 OF SPECIFIED AMOUNT:		$999.99
•TEMPORARY FLAT EXTRA PREMIUM PER $1000 OF SPECIFIED AMOUNT:		$999.99 FOR 99 YEARS
•WAIVER PREMIUM CLASS FACTOR:	150%

PREMIUMS

TARGET PREMIUM:	$	[1,000.00]
INITIAL PREMIUM:	$	[10,000.00]
SCHEDULED [MONTHLY] PREMIUM:	$	[2,000.00]

POLICY CHANGE

MINIMUM SPECIFIED AMOUNT	$	[100,000]
MINIMUM INCREASE IN SPECIFIED AMOUNT	$	[100,000]

BENEFICIARY	AS NAMED IN THE APPLICATION, UNLESS CHANGED BY THE OWNER

OWNER	AS NAMED IN THE APPLICATION, UNLESS OTHERWISE PROVIDED BY ENDORSEMENT

INSURED	[JOHN DOE]
POLICY NUMBER	[123456789]
POLICY DATE	[SEPTEMBER 10, 2000]
MATURITY DATE	[SEPTEMBER 10, 2065]
ISSUE AGE AND SEX	[35 MALE]

Form LV201	Page 4

POLICY SCHEDULE PAGE (continued)

SCHEDULE OF CHARGES

Monthly Policy Expense Charge:	[$10.00] per month Policy Years 1-5
[$6.00] per month thereafter

Premium Expense Charge:	[10.00%] of premium up to the Target Premium each Policy Year.

[3.00%] of premium in excess of the Target Premium each Policy Year.

Transfer Charge:	[$25] per transfer after the first 12 in a Policy Year

Mortality and Expense Charge:	[1.05%] per annum

[Waiver of Monthly Deductions Benefit Charge	As shown in the attached Rider Providing Waiver of Monthly Deductions on Insured’s Total Disability]

[Child Term Rider Charge	[$4.00] per month until the insured reaches age 65]

A Surrender Charge will apply during the first 10 Policy Years.

The Surrender Charge will be as shown in the following table:

Policy Year	Surrender Charge
1	$	[500.00
2		450.00
3		400.00
4		350.00
5		300.00
6		250.00
7		200.00
8		150.00
9		100.00
10		50.00

Thereafter		0.00	]

Specified amount increases after issue will be subject to a separate Surrender Charge scale.

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

SCHEDULE OF INVESTMENT OPTIONS

General Account:	The general assets of Southern Farm Bureau Life Insurance Company.

Separate Account:	[Southern Farm Bureau Life Variable Life Account]

Subaccounts:	Fund:

[T. Rowe Price Blue Chip Portfolio	T. Rowe Price Equity Series, Inc.
T. Rowe Price Equity Income Portfolio	T. Rowe Price Equity Series, Inc.
T. Rowe Price Limited Term Bond Portfolio	T. Rowe Price Fixed Income Series, Inc.
T. Rowe Price Prime Reserve Portfolio	T. Rowe Price Fixed Income Series, Inc.
T. Rowe Price Personal Strategy Balanced Portfolio	T. Rowe Price Equity Series, Inc.
Fidelity VIP Contrafund Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Disciplined Small Cap Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Dynamic Cap App Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Equity Income Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Growth Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP High Income Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Index 500 Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Investment Grade Bond Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Mid Cap Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Overseas Portfolio	Fidelity Variable Ins Products Fund
Fidelity VIP Value Strategies Portfolio	Fidelity Variable Ins Products Fund
Franklin Templeton VIP Franklin Income Securities Fund	Franklin Templeton Variable Ins. Products Trust
Franklin Templeton VIP Franklin Rising Dividends Securities Fund	Franklin Templeton Variable Ins. Products Trust
Franklin Templeton VIP Franklin Small Cap Value Fund	Franklin Templeton Variable Ins. Products Trust
Franklin Templeton VIP Franklin Small Mid Cap Growth Fund	Franklin Templeton Variable Ins. Products Trust
Franklin Templeton VIP Mutual Shares Securities Fund	Franklin Templeton Variable Ins. Products Trust
Franklin Templeton VIP Templeton Global Income Securities Fund	Franklin Templeton Variable Ins. Products Trust]

Money Market Subaccount	[T. Rowe Price Prime Reserve]

On Declared Interest Option:

Guaranteed Interest Rate	[3.00]%

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Table of Guaranteed Monthly Cost of Insurance Rates per $1,000

Male Tobacco

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
0	0.06000	34	0.16419	68	2.85312
1	0.03833	35	0.17086	69	3.05514
2	0.02750	36	0.18087	70	3.28660
3	0.02000	37	0.19254	71	3.57104
4	0.01750	38	0.20671	72	3.90183
5	0.01750	39	0.22255	73	4.23536
6	0.01833	40	0.24173	74	4.59687
7	0.01833	41	0.26507	75	4.99903
8	0.01833	42	0.29259	76	5.44532
9	0.01917	43	0.32511	77	5.96200
10	0.02000	44	0.36180	78	6.55519
11	0.02333	45	0.39849	79	7.20910
12	0.02833	46	0.43519	80	7.92481
13	0.03333	47	0.46605	81	8.68647
14	0.04334	48	0.48941	82	9.47137
15	0.05500	49	0.51944	83	10.30937
16	0.07167	50	0.55865	84	11.25868
17	0.08584	51	0.60954	85	12.33701
18	0.09501	52	0.67128	86	13.50923
19	0.10251	53	0.74556	87	14.75796
20	0.10835	54	0.83403	88	16.06311
21	0.11335	55	0.92836	89	17.40871
22	0.11918	56	1.02605	90	18.71204
23	0.12502	57	1.11624	91	19.95543
24	0.13168	58	1.20228	92	21.23488
25	0.13919	59	1.30336	93	22.56111
26	0.14669	60	1.42787	94	23.97990
27	0.15086	61	1.57999	95	25.41228
28	0.15169	62	1.75474	96	26.77574
29	0.15086	63	1.94210	97	28.21684
30	0.15002	64	2.12953	98	29.74239
31	0.15086	65	2.31284	99	31.35757
32	0.15336	66	2.49035
33	0.15836	67	2.66961

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Table of Guaranteed Monthly Cost of Insurance Rates per $1,000

Male Non-Tobacco

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
0	0.06000	34	0.08917	68	1.76227
1	0.03833	35	0.09334	69	1.92286
2	0.02750	36	0.09751	70	2.11028
3	0.02000	37	0.10334	71	2.33795
4	0.01750	38	0.11085	72	2.60426
5	0.01750	39	0.11751	73	2.88497
6	0.01833	40	0.12668	74	3.18679
7	0.01833	41	0.13752	75	3.51565
8	0.01833	42	0.15086	76	3.88671
9	0.01917	43	0.16669	77	4.31857
10	0.02000	44	0.18420	78	4.82063
11	0.02333	45	0.20337	79	5.38383
12	0.02833	46	0.22255	80	6.01260
13	0.03333	47	0.23839	81	6.69705
14	0.04334	48	0.25090	82	7.42303
15	0.05500	49	0.26674	83	8.21697
16	0.06417	50	0.28758	84	9.10125
17	0.07251	51	0.31427	85	10.08656
18	0.07667	52	0.34679	86	11.17261
19	0.07834	53	0.38431	87	12.34897
20	0.07917	54	0.43185	88	13.60255
21	0.07917	55	0.48524	89	14.92103
22	0.07917	56	0.54029	90	16.23779
23	0.08001	57	0.59369	91	17.53725
24	0.08084	58	0.64709	92	18.90234
25	0.08334	59	0.70967	93	20.34569
26	0.08667	60	0.78562	94	21.87059
27	0.08834	61	0.87827	95	23.38520
28	0.08667	62	0.98597	96	24.86843
29	0.08584	63	1.10372	97	26.45342
30	0.08501	64	1.22650	98	28.14901
31	0.08417	65	1.35433	99	29.96423
32	0.08501	66	1.48387
33	0.08751	67	1.61928

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Table of Guaranteed Monthly Cost of Insurance Rates per $1,000

Female Tobacco

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
0	0.03500	34	0.12168	68	2.21238
1	0.02583	35	0.13252	69	2.39405
2	0.01917	36	0.14335	70	2.59924
3	0.01667	37	0.15252	71	2.82881
4	0.01583	38	0.16169	72	3.07862
5	0.01500	39	0.17170	73	3.35119
6	0.01583	40	0.18253	74	3.63651
7	0.01750	41	0.19504	75	3.93627
8	0.01750	42	0.21088	76	4.26058
9	0.01750	43	0.22839	77	4.61032
10	0.01833	44	0.24923	78	4.98809
11	0.02083	45	0.27341	79	5.39478
12	0.02250	46	0.30176	80	5.90213
13	0.02583	47	0.33678	81	6.52311
14	0.02833	48	0.37848	82	7.16345
15	0.03000	49	0.42518	83	7.81815
16	0.03583	50	0.47523	84	8.50082
17	0.03917	51	0.53028	85	9.13265
18	0.04250	52	0.58951	86	9.86385
19	0.04667	53	0.65376	87	10.77231
20	0.04917	54	0.72219	88	11.68326
21	0.05250	55	0.79480	89	12.51810
22	0.05500	56	0.87243	90	12.99333
23	0.05750	57	0.95090	91	13.38342
24	0.06084	58	1.03273	92	14.22707
25	0.06584	59	1.12042	93	15.42344
26	0.07000	60	1.21147	94	17.09568
27	0.07417	61	1.31005	95	19.07539
28	0.07917	62	1.41450	96	20.96813
29	0.08417	63	1.52148	97	22.09427
30	0.08917	64	1.63684	98	22.54629
31	0.09584	65	1.76143	99	23.76587
32	0.10251	66	1.89692
33	0.11085	67	2.04752

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Table of Guaranteed Monthly Cost of Insurance Rates per $1,000

Female Non-Tobacco

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
0	0.03500	34	0.07084	68	1.23486
1	0.02583	35	0.07667	69	1.34514
2	0.01917	36	0.08251	70	1.46966
3	0.01667	37	0.08751	71	1.61176
4	0.01583	38	0.09168	72	1.76728
5	0.01500	39	0.09668	73	1.93708
6	0.01583	40	0.10251	74	2.12534
7	0.01750	41	0.10918	75	2.33209
8	0.01750	42	0.11668	76	2.55903
9	0.01750	43	0.12585	77	2.81038
10	0.01833	44	0.13669	78	3.08448
11	0.02083	45	0.14919	79	3.38559
12	0.02250	46	0.16419	80	3.75992
13	0.02583	47	0.18170	81	4.22024
14	0.02833	48	0.20087	82	4.70789
15	0.03000	49	0.22255	83	5.22044
16	0.03250	50	0.24673	84	5.79253
17	0.03417	51	0.27424	85	6.37286
18	0.03583	52	0.30509	86	7.05949
19	0.03750	53	0.33761	87	7.90872
20	0.03750	54	0.37180	88	8.80604
21	0.03917	55	0.41100	89	9.70070
22	0.04000	56	0.45354	90	10.36040
23	0.04000	57	0.49858	91	10.99201
24	0.04167	58	0.54530	92	12.04075
25	0.04250	59	0.59285	93	13.46558
26	0.04584	60	0.64291	94	15.24560
27	0.04750	61	0.69799	95	17.18966
28	0.05000	62	0.75641	96	19.11174
29	0.05250	63	0.81817	97	20.36305
30	0.05500	64	0.88578	98	21.04371
31	0.05834	65	0.96092	99	22.45917
32	0.06167	66	1.04275
33	0.06584	67	1.13378

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Death Benefit Factors

Male Tobacco

	Death		Death		Death		Death
Attained	Benefit	Attained	Benefit	Attained	Benefit	Attained	Benefit
Age	Factor	Age	Factor	Age	Factor	Age	Factor
0	13.34	25	5.58	50	2.51	75	1.40
1	12.94	26	5.41	51	2.44	76	1.38
2	12.50	27	5.24	52	2.37	77	1.36
3	12.07	28	5.08	53	2.30	78	1.33
4	11.63	29	4.92	54	2.24	79	1.31
5	11.21	30	4.76	55	2.17	80	1.29
6	10.80	31	4.61	56	2.12	81	1.28
7	10.41	32	4.46	57	2.06	82	1.26
8	10.03	33	4.31	58	2.01	83	1.24
9	9.66	34	4.17	59	1.96	84	1.23
10	9.31	35	4.03	60	1.91	85	1.21
11	8.97	36	3.90	61	1.86	86	1.20
12	8.64	37	3.77	62	1.82	87	1.19
13	8.33	38	3.65	63	1.78	88	1.18
14	8.03	39	3.53	64	1.74	89	1.17
15	7.75	40	3.42	65	1.70	90	1.16
16	7.48	41	3.31	66	1.67	91	1.15
17	7.23	42	3.21	67	1.63	92	1.14
18	7.00	43	3.10	68	1.60	93	1.13
19	6.77	44	3.01	69	1.57	94	1.13
20	6.56	45	2.92	70	1.54	95	1.12
21	6.35	46	2.83	71	1.51	96	1.10
22	6.15	47	2.75	72	1.48	97	1.09
23	5.95	48	2.66	73	1.45	98	1.07
24	5.77	49	2.59	74	1.43	99	1.05

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Death Benefit Factors

Male Non-Tobacco

	Death		Death		Death		Death
Attained	Benefit	Attained	Benefit	Attained	Benefit	Attained	Benefit
Age	Factor	Age	Factor	Age	Factor	Age	Factor
0	16.36	25	6.91	50	2.94	75	1.48
1	15.90	26	6.68	51	2.85	76	1.45
2	15.39	27	6.46	52	2.75	77	1.42
3	14.86	28	6.25	53	2.67	78	1.39
4	14.34	29	6.04	54	2.58	79	1.37
5	13.82	30	5.84	55	2.50	80	1.34
6	13.33	31	5.64	56	2.43	81	1.32
7	12.85	32	5.45	57	2.35	82	1.30
8	12.38	33	5.26	58	2.28	83	1.28
9	11.94	34	5.08	59	2.22	84	1.26
10	11.51	35	4.91	60	2.15	85	1.24
11	11.09	36	4.74	61	2.09	86	1.23
12	10.69	37	4.57	62	2.03	87	1.21
13	10.31	38	4.42	63	1.98	88	1.20
14	9.95	39	4.27	64	1.93	89	1.19
15	9.61	40	4.12	65	1.87	90	1.17
16	9.29	41	3.98	66	1.83	91	1.16
17	8.99	42	3.84	67	1.78	92	1.15
18	8.70	43	3.71	68	1.74	93	1.14
19	8.43	44	3.59	69	1.69	94	1.13
20	8.16	45	3.47	70	1.65	95	1.12
21	7.89	46	3.36	71	1.61	96	1.11
22	7.64	47	3.25	72	1.58	97	1.09
23	7.39	48	3.14	73	1.54	98	1.07
24	7.15	49	3.04	74	1.51	99	1.05

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Death Benefit Factors

Female Tobacco

	Death		Death		Death		Death
Attained	Benefit	Attained	Benefit	Attained	Benefit	Attained	Benefit
Age	Factor	Age	Factor	Age	Factor	Age	Factor
0	15.52	25	6.28	50	2.71	75	1.49
1	15.01	26	6.06	51	2.63	76	1.46
2	14.49	27	5.85	52	2.55	77	1.43
3	13.98	28	5.65	53	2.48	78	1.41
4	13.47	29	5.46	54	2.41	79	1.39
5	12.98	30	5.27	55	2.35	80	1.36
6	12.51	31	5.09	56	2.29	81	1.34
7	12.05	32	4.92	57	2.23	82	1.32
8	11.62	33	4.75	58	2.17	83	1.31
9	11.19	34	4.59	59	2.11	84	1.29
10	10.79	35	4.43	60	2.06	85	1.27
11	10.39	36	4.29	61	2.01	86	1.26
12	10.02	37	4.14	62	1.96	87	1.24
13	9.65	38	4.01	63	1.92	88	1.23
14	9.31	39	3.87	64	1.87	89	1.22
15	8.97	40	3.75	65	1.83	90	1.21
16	8.65	41	3.62	66	1.79	91	1.19
17	8.34	42	3.50	67	1.75	92	1.18
18	8.05	43	3.39	68	1.71	93	1.16
19	7.77	44	3.28	69	1.67	94	1.15
20	7.50	45	3.17	70	1.64	95	1.13
21	7.23	46	3.07	71	1.61	96	1.12
22	6.98	47	2.98	72	1.57	97	1.10
23	6.74	48	2.88	73	1.54	98	1.08
24	6.51	49	2.79	74	1.51	99	1.05

Form LV201	Page 4 (Continued)

POLICY SCHEDULE PAGE (continued)

Female Non-Tobacco

	Death		Death		Death		Death
Attained	Benefit	Attained	Benefit	Attained	Benefit	Attained	Benefit
Age	Factor	Age	Factor	Age	Factor	Age	Factor
0	19.25	25	7.88	50	3.29	75	1.62
1	18.65	26	7.61	51	3.19	76	1.59
2	18.03	27	7.34	52	3.08	77	1.55
3	17.40	28	7.08	53	2.99	78	1.52
4	16.78	29	6.83	54	2.89	79	1.49
5	16.18	30	6.59	55	2.81	80	1.46
6	15.60	31	6.36	56	2.72	81	1.43
7	15.04	32	6.14	57	2.64	82	1.40
8	14.51	33	5.93	58	2.56	83	1.37
9	13.99	34	5.72	59	2.49	84	1.35
10	13.48	35	5.52	60	2.42	85	1.32
11	13.00	36	5.33	61	2.35	86	1.30
12	12.54	37	5.15	62	2.28	87	1.28
13	12.09	38	4.97	63	2.22	88	1.26
14	11.66	39	4.80	64	2.16	89	1.24
15	11.25	40	4.63	65	2.10	90	1.23
16	10.86	41	4.47	66	2.04	91	1.21
17	10.48	42	4.32	67	1.99	92	1.19
18	10.12	43	4.17	68	1.93	93	1.17
19	9.76	44	4.03	69	1.88	94	1.16
20	9.42	45	3.89	70	1.84	95	1.14
21	9.09	46	3.76	71	1.79	96	1.12
22	8.78	47	3.64	72	1.75	97	1.10
23	8.47	48	3.52	73	1.70	98	1.08
24	8.17	49	3.40	74	1.66	99	1.05

Form LV201	Page 4 (Continued)

 SECTION 1. DEFINITIONS

1.1                               You or Your means the owner, or owners, of this policy.

1.2                               We, Our, Us or the Company means the Southern Farm Bureau Life Insurance Company.

1.3                               Accumulated Value means the policy’s Accumulated Value which is calculated as:

a)              the variable Accumulated Value, which is defined in Section 7.5; plus

b)             the Declared Interest Option Accumulated Value, which is defined in Section 7.8.

1.4                               Age means the insured’s Age at the last birthday.

1.5                               Attained Age means the insured’s Age at issue plus the number of Policy Years since the Policy Date.

1.6                               Beneficiary means the person or persons to whom the death benefit will be paid when the insured dies.  The original Beneficiary or Beneficiaries are named in the application.

1.7                               Business Day means a day when the New York Stock Exchange is open for trading, except for the following:

a)              any designated local or regional business holidays;

b)             any period when the SEC determines that an emergency exists which makes it impractical for a Fund to dispose of its securities or to fairly determine the value of its net assets; and

c)              such other periods as the SEC may permit for the protection of the security holders of a Fund.

Assets are valued at the close of the Business Day.

1.8                               Cost of Insurance Deduction means the Cost of Insurance as described in Section 7.11.

1.9                               Declared Interest Option means an option in which Accumulated Value accrues interest at a guaranteed minimum rate.  The Declared Interest Option is supported by the General Account, but it is not part of, nor dependent upon, the investment performance of Southern Farm Bureau Life Variable Life Account.

1.10                        Eligible for Waiver of Surrender Charge means the insured:

a)              is diagnosed by a Qualified Physician as having a Terminal Illness; or

b)             stays in a Qualified Nursing Care Center for 90 consecutive days.

1.11                        Fund means the open-end diversified management investment companies or unit investment trusts, registered with the SEC under the Investment Company Act of 1940, in which the Variable Account invests.

1.12                        General Account means all Our assets other than those allocated to the Variable Account or any other separate account.  We have complete ownership and control of the assets of the General Account.

1.13                        Home Office means Southern Farm Bureau Life Insurance Company at 1401 Livingston Lane, Jackson, Mississippi, 39213.

1.14                        Investment Option means a separate investment portfolio of a Fund.

1.15                        Monthly Deduction Day means the same date in each month as the Policy Date.  The monthly deduction for this policy is deducted on the Business Day on or next following the Monthly Deduction Day.

Form LV201	Page 5

1.16                        Monthly Policy Expense Charge means a charge deducted each month from the Accumulated Value.  The Monthly Policy Expense Charge in effect on the Policy Date is shown on the policy schedule page.  This charge may go up or down, but will not exceed [$10.00] per month.

1.17                        Net Accumulated Value means the policy’s Net Accumulated Value as defined in Section 7.2.

1.18                        Net Premium means the amount of premium remaining after the Premium Expense Charge and any applicable premium taxes have been deducted.  This amount will be allocated among the subaccounts of the Variable Account and the Declared Interest Option according to the allocations shown in the application or the most recent instructions received from You.

1.19                        Net Surrender Value means the policy’s Net Surrender Value as calculated in Section 7.4.

1.20                        Partial Withdrawal Fee means a fee, assessed at the time of any partial withdrawal, equal to the lesser of [$25] or [2]% of the amount withdrawn.

1.21                        Policy Anniversary means the same date in each year as the Policy Date.

1.22                        Policy Date means the Policy Date shown on the policy schedule page.  This date is used to determine Policy Years and any policy anniversaries.

1.23                        Policy Year means the 12-month period that begins on the Policy Date or on a Policy Anniversary.

1.24                        Premium Expense Charge means an expense charged against premiums paid.  The Premium Expense Charge in effect on the Policy Date is shown on the policy schedule page.  This amount may go up or down, but is guaranteed never to exceed [12] percent.

1.25                        Qualified Physician means a licensed, medical practitioner performing within the scope of his or her license. Such person must be someone other than You, the insured, or a member of the immediate family of either You or the insured.

1.26                        Qualified Nursing Care Center means a long-term care center that is licensed to operate according to the laws of their location.  The following are Qualified Nursing Care Centers:

a)              Skilled Nursing Center means a center:

1)                                      that provides skilled nursing care supervised by a licensed physician;

2)                                      that provides 24-hour nursing care by, or supervised by, an R.N.; and

3)                                      that keeps a daily medical record of each patient.

b)             Intermediate Care Center means a center:

1)                                      that provides 24-hour nursing care by, or supervised by, an R.N. or an L.P.N.; and

2)                                      that keeps a daily medical record of each patient.

c)              Hospital means a center:

1)                                      that operates for the care and treatment of sick or injured persons as inpatients;

2)                                      that provides 24-hour nursing care by, or supervised by, an R.N.;

3)                                      that is supervised by a staff of licensed physicians; and

4)                                      that has medical, diagnostic, and major surgery capabilities or access to such capabilities.

Form LV201	Page 6

Qualified nursing care center does not include:

a)              drug or alcohol treatment centers;

b)             home for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care;

c)              places owned or operated by a member of Your or the insured’s immediate family.

1.27                        Scheduled Premium means the Scheduled Premium as shown on the policy schedule page.  This is the premium, as of the Policy Date, for which We will provide premium notices or accept by bank draft or electronic funds transfer.  The Scheduled Premium may be changed after issue with Our consent.

1.28                        SEC means the Securities and Exchange Commission, a U.S. government agency.

1.29                        Surrender Charge means a fee that is applied at the time of surrender.  The Surrender Charge will be the amount shown on the policy schedule page.  A specified amount increase has its own Surrender Charge period which begins on the date of the increase.  If a specified amount increase is made, the Surrender Charge will be a composite of the Surrender Charge, if any, applicable to the pre-existing specified amount(s), plus the Surrender Charge that applies in the Surrender Charge period which relates to the increased specified amount.

1.30                        Surrender Value means the policy’s Surrender Value as calculated in Section 7.3.

1.31                        Target Premium means the Target Premium as shown on the policy schedule page.  Each Policy Year, We will accept up to this amount in premium.  We reserve the right to refund premiums paid over this amount in any Policy Year.  The Target Premium may change if the specified amount is increased or decreased.

1.32                        Terminal Illness is any disease or medical condition which the Qualified Physician expects will result in death within one year.  We reserve the right to seek a second medical opinion or have an examination performed at Our expense by a physician We choose.

1.33                        Transfer Charge means a charge assessed when You transfer monies among subaccounts or between the Variable Account and the Declared Interest Option.  This charge will apply after the first 12 transfers in a Policy Year.  The current Transfer Charge is shown on the policy schedule page.  This amount may go up or down but will not exceed $[40] per transfer.

1.34                        Valuation Period means the period between the close of business on a Business Day and the close of business on the next Business Day.

1.35                        Variable Account means the Separate Account shown on the policy schedule page.  It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

 Section 2 - The Contract

2.1                               Death Proceeds - After receipt by Us of due proof of the insured’s death We will pay the death proceeds to the Beneficiary:

a)              if the policy is in force on the date of the insured’s death; and

b)             subject to the terms and conditions of this policy.

Form LV201	Page 7

The death proceeds will be the sum of:

a)              the death benefit (see Section 2.2 below) on the date of death; and

b)             any premiums paid after the date of death;

less:

a)              any policy loan; and

b)             any policy loan interest due; and

c)              any overdue monthly deductions.

2.2                               Death Benefit – On any date, the death benefit is the greater of the following:

a)              The specified amount on that date; or

b)             the Accumulated Value on that date multiplied by the death benefit factor for the insured’s Attained Age from the table on the policy schedule page.

All values are determined as of the end of the Business Day, and are subject to all the terms of the policy.

The specified amount on any date is:

a)              the specified amount effective as of the Policy Date as shown on the policy schedule page; plus

b)             any increases in the specified amount after issue; less

c)              any decreases in the specified amount after issue.

In all events, the death benefit will never be less than the amount required pursuant to the Internal Revenue Code of 1986 (as amended), §7702.

2.3                               Contract - This policy is a legal contract.  We issue this policy in consideration of the first premium and the statements in the application and any supplemental applications.  The entire contract consists of:

a)              this basic policy;

b)             any endorsements, additional benefits, or riders;

c)              the attached copy of Your application; and

d)             any amendments, supplemental applications or other attached papers.

We rely on statements made in the application and any supplemental application for the policy.  These statements in the absence of fraud are deemed representations and not warranties.  No statement will void this policy or be used in defense of a claim unless:

a)              it is contained in the application or any supplemental application; and

b)             such application or supplemental application is attached to this policy.

2.4                               Modification - No one can change any part of this policy except one of Our officers.  Such change must be in writing.  No agent/registered representative may change this policy or waive any of its provisions.

Form LV201	Page 8

2.5                               Incontestable Clause - We will not contest payment of the death proceeds, except for any increases in specified amount, after this policy has been in force during the lifetime of the insured for two years from the Policy Date shown on the policy schedule page.

We will not contest any increase in the specified amount after such increase has been in force during the lifetime of the insured for two years from the effective date of such increase.

We will not contest the validity of any reinstatement of this policy after it has been in force during the lifetime of the insured for two years after the effective date of reinstatement.

If any attached rider or benefit contains its own incontestability provision, this provision will not apply to that rider or benefit.  Instead, its own incontestability provision will apply to it.

2.6                               Misstatement of Age or Sex - We have the right to correct benefits for misstated Age or sex.  In such an event, benefits will be the amount that would be provided by the most recent Cost of Insurance deduction at the correct Age or sex.

2.7                               Suicide - If, within two years of the Policy Date, the insured dies by suicide, while sane or insane, Our liability under this policy is limited to the Net Accumulated Value.

Any increase in death benefits resulting from a requested increase in specified amount will not be paid if the insured dies by suicide, while sane or insane, within two years of the date of such increase.  Instead, We will return to You an amount equal to the Cost of Insurance for such increase in specified amount.

If the insured dies by suicide, whether sane or insane, within two years after the effective date of reinstatement of this policy, Our liability will be limited to the Net Accumulated Value.

2.8                               Return of Policy and Policy Settlement - We reserve the right to have this policy sent to Us for any:

a)              modification;

b)             death settlement;

c)              surrender;

d)             assignment;

e)              change of owner or Beneficiary;

f)                election of a payment option; or

g)             exercise of any policy privilege.

We will send a payment contract to replace this policy if any payment option is chosen. All sums to be paid by Us under this policy are considered paid when tendered by Us at Our Home Office.

2.9                               Maturity Proceeds - If the insured is living on the maturity date and this policy is in force, We will pay the proceeds to You.  Such proceeds will be:

a)              the Accumulated Value; less

b)             any policy loan and any policy loan interest due.

All values are determined as of the end of the Business Day on or next following the maturity date.

Form LV201	Page 9

2.10                        Termination - This policy ends when any one of the following events occurs:

a)              You request that the policy be canceled;

b)             the insured dies;

c)              the policy matures;

d)             the policy is surrendered; or

e)              the grace period ends without payment of the necessary premium.

2.11                        Non-Participation - This policy does not share in the Company’s surplus or profits.

Section 3 - Ownership And Beneficiaries

3.1                               Ownership - The original owner of this policy is as named in the application.  Ownership of the policy may change according to the provisions below or by a subsequent endorsement to the policy.  The owner may exercise all rights under this policy while the insured is alive.  Exercise of these rights is subject to the rights of any assignee of record and any irrevocably designated Beneficiary.

3.2                               Contingent Owner, if any, is as named in the application, unless otherwise provided by endorsement.  If You die, the contingent owner will become the owner of this policy.  If there is no living or named contingent owner, Your estate will become owner of this policy on Your death.

3.3                               Beneficiaries are as named in the application, unless changed by You.  The interests of any Beneficiary in a class who dies before the insured will pass to any survivors of the class, unless otherwise provided.  Contingent Beneficiaries will have the right to receive the proceeds only if no primary Beneficiary survives.  If no Beneficiary survives the insured, We will pay the proceeds to You or Your estate.

In finding and identifying Beneficiaries We may rely on sworn statements, other facts, or evidence We deem satisfactory.  Any benefits We pay based on such information will be a valid discharge of Our duty up to the amount paid.

3.4                               Change of Owner or Beneficiary - While the insured is alive, You may change the owner at any time.  Also, while the insured is alive, You may change the Beneficiary at any time if there is no irrevocably designated Beneficiary.  Such changes will be subject to the following rules:

a)              the change must be in writing on a form acceptable to Us;

b)             it must be signed by You;

c)              the form must be sent to Our Home Office and recorded by Us; and

d)             the change will take effect on the date signed, but it will not apply to any payment or action by Us before We receive the form.

3.5                               Assignment - No assignment of this policy will bind Us unless it is:

a)              in writing on a form acceptable to Us;

b)             signed by You; and

c)              recorded by Us at Our Home Office.

We will not be responsible for the validity of any assignment.

Form LV201	Page 10

 Section 4 - Premiums and Reinstatement

4.1                               Premium Payment - Premium payments are flexible as to both timing and amount subject to the minimum amount set forth by the Company’s rules.  Each premium is to be paid at Our Home Office.  The actual amount and frequency of premium payments will affect the policy Accumulated Value and the amount and duration of insurance.  Refer to Section 7 Accumulated Value Benefits for a detailed explanation.

4.2                               Payment Frequency - The initial premium is due on or prior to the Policy Date.  We will send periodic premium notices for the Scheduled Premium to You upon request.  The minimum amount for which such notice will be sent will be $100.  A premium notice may be sent for 12 or 6 month intervals.  The premium notice period may be changed upon request.

4.3                               Grace Period - A grace period of 61 days will be allowed for payment of a premium that, when reduced by the Premium Expense Charge, is at least equal to three times the monthly deduction charge due on such date.  The grace period applies:

a)              during the first three Policy Years, if the Net Accumulated Value is not large enough on any Monthly Deduction Day to cover the monthly deduction due; and

b)             during subsequent years, if the Net Surrender Value is not large enough on any Monthly Deduction Day to cover the monthly deduction due.

The grace period begins on the date We send You written notice of the required payment.  If We do not receive such payment within the grace period of 61 days, all coverage under this policy will terminate without value.  If a claim by death during the grace period becomes payable under the policy, any due and unpaid monthly deductions will be deducted from the death proceeds.

4.4                               Reinstatement - Prior to the maturity date, You may reinstate a policy which terminated as provided in the Grace Period provision.  This may occur at any time within five years of the Monthly Deduction Day immediately preceding the expired grace period.  It is subject to the following rules:

a)              You must send a written request to Us on a form acceptable to Us;

b)             You must provide proof of insurability of the insured that is satisfactory to Us;

c)              a premium sufficient to keep the policy in force for three months must be paid;

d)             You must pay a charge equal to the Cost of Insurance for the coverage provided during the 61-day grace period which was in effect prior to the termination of this policy;

e)              You must pay or reinstate any policy loan which existed on the date of termination; and

f)                the effective date of the reinstated policy will be the Monthly Deduction Day on or next following the date We approve reinstatement.

Policies which have been surrendered for the Net Surrender Value cannot be reinstated.

4.5                               Unscheduled Premiums – In any Policy Year, You may make premium payments in excess of the Scheduled Premium as shown on the policy schedule page.  Premium payments in excess of the Target Premium in any Policy Year are subject to Section 4.6 Evidence of Insurability.

Form LV201	Page 11

4.6                               Evidence of Insurability - We reserve the right to require satisfactory evidence of insurability on the insured when the premium payment in any Policy Year exceeds the Target Premium and results in an increase in the death benefit.  If such evidence is not provided or is not satisfactory to Us, We reserve the right to refund any premium in excess of the Target Premium.

4.7                               Allocation of Premium - You will determine the percentage of Net Premium that will be allocated to each subaccount of the Variable Account and to the Declared Interest Option.  You may choose to allocate all of the Net Premium, a percentage, or nothing to a particular subaccount or to the Declared Interest Option.  Any allocation must be for at least 10% of the Net Premium.  A fractional percentage may not be chosen.

You may change the allocation for future Net Premiums at any time, subject to the following rules:

a)              the policy must be in force;

b)             there must be a Net Accumulated Value;

c)              the change must be in writing on a form acceptable to Us;

d)             the form must be signed by You; and

e)              the change will take effect on the Business Day on or next following the date We receive the signed form at Our Home Office.

As referred to hereinafter, “policy settle date” is the date all administrative and underwriting requirements have been satisfied and sufficient initial premiums have been received, and “policy allocation date” is the 35th day after the date We print the policy to be processed and mailed to the agent/registered representative who sold You the policy, for delivery to You.

Any amounts received before the policy settle date will be placed in a non-interest bearing suspense account until the Business Day on or next following the policy settle date, at which time Net Premiums from the suspense account will be allocated to the money market subaccount.  However, should the policy settle date occur on or after the policy allocation date, Net Premiums from the suspense account will be allocated to the subaccounts and the Declared Interest Option in accordance with the Net Premium allocation percentages shown in the application.

Net premiums received on or after the policy settle date but before the policy allocation date will be allocated to the money market subaccount.

On the Business Day on or next following the policy allocation date, all of the Accumulated Value in the money market subaccount will be re-allocated to the subaccounts and the Declared Interest Option in accordance with the Net Premium allocation percentages shown in the application.

Net premiums received on or after the later of the policy settle date and the policy allocation date will be allocated in accordance with the Net Premium allocation percentages shown in the application or Your most recent written instructions.

Form LV201	Page 12

 Section 5 - Policy Change

5.1                               Change of Specified Amount - You may change the specified amount at any time after the policy has been in effect for one Policy Year, subject to the following rules:

a)              the change must be in writing on a form acceptable to Us;

b)             it must be signed by You; and

c)              the change will take effect on the Monthly Deduction Day on or next following the date the request is approved by Us.

We will issue a new policy schedule page for any change in specified amount.

Section 5.2 contains additional requirements that apply to decreases in specified amount.

Section 5.3 contains additional requirements that apply to increases in specified amount.

5.2                               Decrease in Specified Amount - Any decrease in the specified amount will reduce such amount in the following order:

a)              the specified amount provided by the most recent increase will be reduced; then

b)             the next most recent increases will be reduced in succession; and

c)              the initial specified amount will be reduced last.

A specified amount decrease will not reduce any applicable Surrender Charge.

The total specified amount which remains in force after a requested decrease must be at least as great as the minimum specified amount as shown on the policy schedule page.

5.3                               Increase in Specified Amount - In addition to the rules for change in specified amount, an increase in specified amount is subject to the following:

a)              You must complete an application for the increase in specified amount;

b)             You must furnish proof of insurability on the insured acceptable to Us;

c)              no increases may be made after the insured reaches Age 80;

d)             the increase in specified amount must be at least as great as the minimum increase in specified amount as shown on the policy schedule page;

e)              the Accumulated Value must be sufficient to cover all Surrender Charges; and

f)                You must pay premium sufficient for the first month’s Cost of Insurance after deduction of all applicable expense charges, or the policy must have sufficient Accumulated Value for deduction of such Cost of Insurance.

A new schedule of Surrender Charges will apply to the amount of any increase in specified amount.

5.4                               Life Insurance Qualification - The Company reserves the right to change the policy, in the event of future changes in the federal tax law, to the extent required to maintain the policy’s qualification as life insurance under federal tax law.

 Section 6 - Variable Account

6.1                               Variable Account - We own the assets of the Variable Account.  We will value the assets of the Variable Account each Business Day.  The assets of such account will be kept separate from the assets of Our General Account and any other separate accounts.  Income and realized and unrealized gains or losses from assets in the Variable Account will be credited to or charged against such account without regard to Our other income, gains or losses.

Form LV201	Page 13

That portion of the assets of the Variable Account which equals the reserves and other policy liabilities of the policies which are supported by the Variable Account will not be charged with liabilities arising from any other business We conduct. We have the right to transfer to Our General Account any assets of the Variable Account which are in excess of such reserves and other policy liabilities.

While the Variable Account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Mississippi which regulate the operations of insurance companies incorporated in Mississippi.  The investment policy of the Variable Account will not be changed without the approval of the Insurance Commissioner of the State of Mississippi.  The approval process is on file with the insurance commissioner of the state in which this variable policy was delivered.

We also reserve the right to transfer assets of the Variable Account, which We determine to be associated with the class of policies to which this policy belongs, to another separate account.  If this type of transfer is made, the term “Variable Account,” as used in this policy, shall then mean the Variable Account to which the assets were transferred.

When permitted by law, We also reserve the right to:

a)              deregister the Variable Account under the Investment Company Act of 1940;

b)             manage the Variable Account under the direction of a committee;

c)              restrict or eliminate any voting rights of owners, or other persons who have voting rights as to the Variable Account; and

d)             combine the Variable Account with other separate accounts.

6.2                               Subaccounts - The Variable Account is divided into subaccounts.  The subaccounts are listed on the policy schedule page.  Subject to obtaining any approvals or consents required by applicable law, We reserve the right to eliminate or combine any subaccounts as well as the right to transfer the assets of one or more subaccounts to any other subaccount.  We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of policies as We deem appropriate.  Each new subaccount would invest in a new Investment Option of the Fund, or in shares of another investment company.  You will determine the percentage of Net Premium that will be allocated to each subaccount in accordance with Section 4.7 Allocation of Premium.

6.3                               Fund Investment Options - Each Fund has several Investment Options, each of which corresponds to one of the subaccounts of the Variable Account.  The Investment Options are listed on the policy schedule page.  Net premiums allocated to a subaccount will automatically be invested in the Investment Option associated with that subaccount.  You will share only in the income, gains or losses of the Investment Option(s) where shares are held.

We have the right, subject to compliance with any applicable laws, to make:

a)              additions to;

b)             deletions from; or

c)              substitutions for;

the shares of an Investment Option that are held by the Variable Account or that the account may purchase.

Form LV201	Page 14

We also reserve the right, subject to compliance with any applicable laws, to dispose of the shares of an Investment Option of any Fund listed on the policy schedule page and to substitute shares of another Investment Option of such Fund or another mutual Fund:

a)              if the shares of the Investment Option are no longer available for investment; or

b)             if in Our judgment further investment in the Investment Option should become inappropriate in view of the purposes of the Variable Account.

In the event of any substitution or change, We may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

6.4                               Transfers - You may transfer all or part of the Accumulated Value among the subaccounts of the Variable Account and between the subaccounts and the Declared Interest Option, subject to the following rules:

a)              the transfer request must be in writing on a form acceptable to Us;

b)             the form must be signed by You;

c)              the transfer will take effect as of the end of the Valuation Period during which We receive the signed form at Our Home Office;

d)             You may transfer amounts among the subaccounts of the Variable Account an unlimited number of times in a Policy Year; but, if We determine that You are engaging in frequent transfer activity among subaccounts, We may, without prior notice, impose certain restrictions on Your right to make transfers;

e)              You may transfer amounts between the Declared Interest Option and the Variable Account an unlimited number of times in a Policy Year; but, if We determine that You are engaging in frequent transfer activity among subaccounts, We may, without prior notice, impose certain restrictions on Your right to make transfers;

f)                the first 12 transfers in each Policy Year will be made without a Transfer Charge; thereafter, each time amounts are transferred a Transfer Charge may be imposed.  The current Transfer Charge as of the Policy Date is shown on the policy schedule page;

g)             the Accumulated Value on the date of the transfer will not be affected by the transfer except to the extent of the Transfer Charge; unless paid in cash, the Transfer Charge will be deducted on a pro rata basis from the Declared Interest Option and/or the subaccounts to which the transfer is made;

h)             the owner must transfer at least:

1)              a total of $100; or

2)              the total Accumulated Value in the subaccount or the total Accumulated Value in the Declared Interest Option less any policy loan, if that amount is less than $100.

The following additional rules apply to transfers from the Declared Interest Option:

a)              the Accumulated Value in the Declared Interest Option after a transfer from the Declared Interest Option must at least equal the amount of all policy loans;

b)             no more than 50% of the Net Accumulated Value in the Declared Interest Option may be transferred on any day unless the balance in the Declared Interest Option after the transfer would be less than $1,000; if the balance in the Declared Interest Option would fall below $1,000, the full Net Accumulated Value in the Declared Interest Option may be transferred (subject to item a) above).

Form LV201	Page 15

 Section 7 – Accumulated Value Benefits

7.1                               Accumulated Value Determination - The Accumulated Value in the policy is equal to:

a)                  the variable Accumulated Value as defined in Section 7.5; plus

b)                 the Declared Interest Option Accumulated Value as defined in Section 7.8.

7.2                               Net Accumulated Value– The Net Accumulated Value of this policy will be:

a)                  the Accumulated Value; less

b)                 the amount of any policy loan and any policy loan interest due.

7.3                               Surrender Value – The Surrender Value of this policy will be:

a)                  the Accumulated Value; less

b)                 the Surrender Charge.

The Surrender Value will be the same or more than the minimums set by the laws of the state in which this policy is delivered.

7.4                               Net Surrender Value – The Net Surrender Value of this policy will be:

a)                  the Surrender Value; less

b)                 any policy loan and any policy loan interest due.

7.5                               Variable Accumulated Value – The variable Accumulated Value as of the Policy Date is the Net Premium allocated to the money market subaccount minus the monthly deduction for the first policy month.  On the Business Day on or next following the day the Net Premiums have been allocated (as stated in Section 4.7), the variable Accumulated Value is the total amount of Net Premium, if any, credited to the subaccounts of the Variable Account, minus the monthly deduction applicable to those subaccounts if the Net Premium is allocated on a Monthly Deduction Day.  After this date, the policy’s variable Accumulated Value is equal to the sum of the policy’s Accumulated Value in each subaccount.  The Accumulated Value in a subaccount is equal to a) multiplied by b) where:

a)                  is the current number of account units; and

b)                 is the current unit value.

The variable Accumulated Value will vary from Business Day to Business Day reflecting changes in a) and b) above.

7.6                               Subaccount Units - When transactions are made which affect the variable Accumulated Value, dollar amounts are converted to subaccount units.  The number of subaccount units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

The number of units for a subaccount increases when:

a)                  Net Premiums are allocated under the policy to that subaccount; or

b)                 transfers from the Declared Interest Option or other subaccounts are credited under the policy to that subaccount.

Form LV201	Page 16

The number of units for a subaccount decreases when:

a)                  You take out a policy loan from that subaccount;

b)                 You make a partial withdrawal from that subaccount;

c)                  We take a portion of the monthly deduction from that subaccount; or

d)                 transfers are made from that subaccount to the Declared Interest Option or other subaccounts.

7.7                               Unit Value - The unit value for each subaccount was set initially at $10.00 when the subaccounts first purchased Fund shares.  The unit value for each subsequent Valuation Period is calculated by dividing a) by b), where:

a)                  is:

1)              the net asset value of the net assets of the subaccount at the end of the preceding Valuation Period; plus

2)              the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the Valuation Period for which the unit value is being determined; minus

3)              the capital losses, realized or unrealized, charged against those net assets during the Valuation Period; minus

4)              any amount charged against the subaccount for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that subaccount; minus

5)              the mortality and expense risk charge shown on the policy schedule page; this charge may go up or down but will never exceed 0.0028618% of the daily net assets in that subaccount for each day in the Valuation Period; the maximum charge corresponds to a charge of 1.05% per year of the average daily net assets of the subaccount for mortality and expense risks.

b)                 is the number of units outstanding at the end of the preceding Valuation Period.

The unit value for a Valuation Period applies for each day in the period.  We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.8                               Declared Interest Option Accumulated Value - On the Business Day on or next following the day the amounts have been allocated (as stated in Section 4.7), the Declared Interest Option Accumulated Value is the total amount, if any, credited to the Declared Interest Option, minus any monthly deductions applicable to Declared Interest Option.

After this date, the Declared Interest Option Accumulated Value is computed as a) + b) + c) + d) - e) – f) – g), where:

a)                  is the Declared Interest Option value on the preceding Monthly Deduction Day (or on the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day), plus any interest from the preceding Monthly Deduction Day (or from the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day) to the date of calculation;

Form LV201	Page 17

b)                 is the total of Net Premiums credited to the Declared Interest Option since the preceding Monthly Deduction Day (or since the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day), plus interest from the date premiums are credited to the date of calculation;

c)                  is the total of the transfers You have made from the Variable Account to the Declared Interest Option since the preceding Monthly Deduction Day (or since the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day), plus interest from the date of transfer to the date of calculation;

d)                 is the total amount transferred from the Variable Account to the Declared Interest Option to secure policy loans since the preceding Monthly Deduction Day (or since the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day), plus interest from the date of transfer to the date of calculation;

e)                  is the total of the transfers to the Variable Account from the Declared Interest Option since the preceding Monthly Deduction Day (or since the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day), plus interest from the date of transfer to the date of the calculation;

f)                    is the total of partial withdrawals from the Declared Interest Option since the preceding Monthly Deduction Day (or since the Business Day on or next following the day the amounts have been allocated as stated in Section 4.7, if there has not been a Monthly Deduction Day since this day), plus interest from the date of withdrawal to the date of calculation; and

g)                 if the date of calculation is a Monthly Deduction Day, We also reduce the Declared Interest Option Accumulated Value by its proportional share of the applicable monthly deduction for the policy month following the Monthly Deduction Day.

7.9                               Declared Interest Option Interest - The minimum interest rate applied to the Declared Interest Option Accumulated Value is an effective rate of [3]% per year.  Interest in excess of the minimum rate may be applied.  However, interest in excess of the minimum rate may not be applied, or may be applied at a lower rate, on any part of the Declared Interest Option Accumulated Value which secures a policy loan.  The amount of the excess interest and the manner in which it is determined will be set by Us.

Interest will be credited to the Declared Interest Option Accumulated Value on each Monthly Deduction Day.

7.10                        Monthly Deduction - The monthly deduction is a charge made each Monthly Deduction Day from the Declared Interest Option Accumulated Value and the variable Accumulated Value on a proportionate basis as of the close of business on the Monthly Deduction Day.  For the purpose of determining the proportion of the deduction, the Declared Interest Option Accumulated Value is reduced by the amount of any policy loans.  We make the deduction from each subaccount of the Variable Account based on each subaccount’s proportional percentage of the variable Accumulated Value.

The monthly deduction for a policy month will be computed as a) + b) + c), where:

a)                  is the Cost of Insurance as described in Section 7.11 Cost of Insurance;

b)                 is the charge for all additional benefit riders attached to this policy;

c)                  is the monthly policy expense;

Form LV201	Page 18

7.11                        Cost of Insurance - The Cost of Insurance is computed as a) multiplied by b) divided by c), plus d), where:

a)                  is the Cost of Insurance rate as described in Section 7.12 Cost of Insurance Rate;

b)                 is the death benefit as calculated in Section 2.2, divided by 1.0024663, less the Accumulated Value;

c)                  is 1,000; and

d)                 is the cost of any flat extra premium shown on the policy schedule page for any specified amount times that specified amount divided by 1,000.

The Cost of Insurance is determined separately for the initial specified amount and any increases made later.

7.12                        Cost of Insurance Rate - The Cost of Insurance rate is subject to the following rules:

a)                  The rate for the initial specified amount is based on the insured’s sex, underwriting class and Attained Age; for any increase in the specified amount, the rate will be based on the insured’s sex, Attained Age, and underwriting class of that increase;

b)                 The monthly guaranteed rates shown on the policy schedule page are based on the appropriate (Male or Female, Smoker or Non-Smoker) 2001 Commissioners’ Standard Ordinary Mortality Table, age last birthday.  The monthly rate will never be more than the rates shown on the policy schedule page, unless the policy is in a special premium class or has a flat extra premium.  If any specified amount is in a special premium class, the monthly guaranteed rates for that specified amount will be the monthly guaranteed rates on the policy schedule page multiplied by the premium class factor for that specified amount, as shown on the policy schedule page.  If a flat extra premium is shown on the policy schedule page for a specified amount, the monthly guaranteed rates for that specified amount will be increased by the amount of the flat extra premium times that specified amount divided by 1,000.

c)                  We may use current Cost of Insurance rates that are lower than the monthly guaranteed rates.

7.13                        Basis of Values - All reserves for the policy are based on the appropriate (Male or Female, Smoker or Non-Smoker) 2001 Commissioners’ Standard Ordinary Mortality Table.

All of the values are the same or more than the minimums set by the laws of the state in which this policy is delivered.  We have filed a detailed statement of the way these values are determined with the insurance department in that state.  It shows the figures and methods used.

7.14                        Surrender - While the insured is alive and prior to the maturity date, You may surrender the policy for its Net Surrender Value subject to the following rules:

a)                  the request must be in writing on a form acceptable to Us, signed by You, and sent to Us;

b)                 the Net Surrender Value will be calculated as of the Business Day on or next following the date We receive the written request for surrender;

c)                  the amount of any such surrender may be paid in cash or, if You instruct Us in writing, We will apply part or all of it under a payment option;

d)                 a Surrender Charge may apply; if the Surrender Charge is not paid in cash, such charge will be deducted from the amount surrendered;

e)                  upon surrender, all insurance in force will terminate.

Payment of the Net Surrender Value may be delayed (see Section 7.18 Delay of Payment).  Once this policy has been surrendered, it cannot be reinstated.

Form LV201	Page 19

7.15                        Surrender Charge – The Surrender Charge is shown on the policy schedule page.  If, after the policy has been in force for at least two years, all of the Accumulated Value is applied under payment option 2, 3, 4 or 5, as defined in Section 9.2 Payment Options, the Surrender Charge will be reduced as follows:

a)                  if option 3 or 5 is used, the Surrender Charge will be zero; or

b)                 if option 2 or 4 is used, the Surrender Charge will be applied; however, the Surrender Charge will be determined by adding the fixed number of years for which payment will be made to the number of years the policy has been in force to determine what the Surrender Charge will be.

7.16                        Waiver of Surrender Charge - You may make a surrender of this policy without incurring a Surrender Charge if the insured becomes eligible for waiver of the Surrender Charge, as defined in Section 1.10 Eligible for Waiver of Surrender Charge.

The waiver of the Surrender Charge is subject to the following rules:

a)                  We must receive a written request signed by You on a form acceptable to Us;

b)                 the policy must be in force or not providing benefits under any payment option;

c)                  proof must be provided that the insured satisfies the eligibility requirements for waiver of the Surrender Charge, including an attending physician’s statement and any other proof We may require.  We reserve the right to seek a second medical opinion or have an examination performed at Our expense by a physician We choose; and

d)                 the insured must become Eligible for Waiver of Surrender Charge after the first Policy Year ends.

7.17                        Partial Withdrawal - While the insured is alive and prior to the maturity date, You may obtain a partial withdrawal of the Net Surrender Value, subject to the following rules:

a)                  the amount of any partial withdrawal must be at least $500 and may not exceed the Net Surrender Value less $5,000;

b)                 the specified amount will be reduced by the amount of Accumulated Value withdrawn, in the same order as specified in Section 5.2 Decrease in Specified Amount; and

c)                  the Accumulated Value will be reduced by the amount of any partial withdrawal.  Any Partial Withdrawal Fee will be taken from the amount withdrawn.  You may tell Us how to allocate a partial withdrawal among the subaccounts and the Declared Interest Option.  If You do not so instruct, We will allocate the partial withdrawal among the subaccounts and the Declared Interest Option in the same proportion that the Accumulated Value in each of the subaccounts and the Accumulated Value of the Declared Interest Option reduced by any outstanding policy loans bears to the total Accumulated Value reduced by any outstanding policy loans on the date We receive the request.

7.18                        Delay of Payment – We will pay proceeds from surrenders, partial withdrawals, and policy loans within 7 days after We receive Your signed request in Our Home Office.  We will pay any death proceeds within 7 days after We receive due proof of the insured’s death satisfactory to Us, along with any other information We deem necessary.  We will pay the maturity proceeds within 7 days after the maturity date.  We have the right to delay any payment whenever:

a)                  the New York Stock Exchange is closed other than on customary weekends and a  holiday closing;

b)                 trading on the New York Stock Exchange is restricted as determined by the SEC;

Form LV201	Page 20

c)                  the SEC, by order, permits postponement for the protection of policyowners; or

d)                 as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities.

We have the right to defer payment which is derived from any amount paid to Us by check or draft until We are satisfied the check or draft has been paid by the bank on which it is drawn.

We also have the right to delay making a surrender, partial withdrawal, or policy loan from the Declared Interest Option for up to 6 months from the date We receive the owner’s request.

7.19                        Continuance of Insurance - The insurance under this policy will continue until the earlier of:

a)                  the date You request that the policy be canceled;

b)                 the end of any grace period during which a required premium payment is not made;

c)                  the date You surrender this policy for its entire Net Surrender Value;

d)                 the date of the insured’s death; or

e)                  the date the policy matures.

This provision will not continue the policy beyond the maturity date or continue any rider beyond its termination date as specified in the rider.

7.20                        Annual Report - At least once each year We will send a report, without charge, to You which shows:

a)                  all premiums paid and charges made since the last report;

b)                 the current Accumulated Value including the value in each subaccount and the Declared Interest Option;

c)                  the current cash Surrender Value;

d)                 any partial withdrawals since the last report;

e)                  any policy loans; and

f)                    the current death benefit.

An illustrative report will be sent to You upon request.  A fee not exceeding $40 may be charged for this report.

 Section 8 - Policy Loans

8.1                               Cash Loan - You may obtain a cash loan at any time on the sole security of this policy, if:

a)                  the policy is in force; and

b)                 there is a Net Surrender Value.

We have the right to delay making a policy loan from the Declared Interest Option for up to 6 months from the date We receive Your request.

8.2                               Loan Value - The total of all loans may not exceed the Surrender Value as of the date of the most recent loan.  If the total of all loans plus accrued interest exceeds the Surrender Value, this policy will terminate 61 days after We mail You a termination notice at Your last known address, unless You make a sufficient payment to keep the policy in force.

Form LV201	Page 21

8.3                               Loan Interest - The loan interest rate is 8.00% per annum.  The annual loan interest is to be paid in arrears on each Policy Anniversary.  Interest not paid when due will be added to the loan and will bear interest at the loan interest rate.

8.4                               Loan Allocation - When You take out a policy loan, an amount equal to the loan will be segregated within the Declared Interest Option as security for the loan.  Unless You instruct Us otherwise, amounts segregated as security for the loan will be allocated from the Declared Interest Option and transferred from the subaccounts on a proportional basis. The transfer of any amounts from the subaccounts to the Declared Interest Option as security for a loan is not treated as a transfer for the purpose of the Transfer Charge.

An allocation from the Declared Interest Option and a transfer from the subaccounts will also be made on a proportional basis for any due and unpaid loan interest.

8.5                               Loan Repayment - All or part of any policy loan may be repaid at any time while the policy is still in force.  Payments on loan amounts will be allocated to the Declared Interest Option.  The portion of the Accumulated Value in the Declared Interest Option securing the repaid portion of the loan will no longer be segregated within the Declared Interest Option as security for the loan, and unless You instruct Us otherwise, it will remain in the Declared Interest Option and/or be transferred to the subaccounts in accordance with Your current Net Premium allocation instructions.

Any outstanding policy loans will be deducted from the proceeds at death, maturity or surrender.

If You want a payment to be applied to the loan, You must clearly tell Us.  Unless We are notified otherwise, We will apply all payments as premium payments.

 Section 9 - Payment of Proceeds

9.1                               Choice of Options - You may choose to have the proceeds of this policy paid under a payment option.  After the insured’s death, the Beneficiary may choose an option if You had not done so before the insured’s death.  If no payment option is chosen, We will pay the proceeds of this policy in one sum.  We may also fulfill Our obligation under this policy by paying the proceeds in one sum if:

a)                  the proceeds are less than $2,000;

b)                 periodic payments become less than $20; or

c)                  the payee is an assignee, estate, trustee, partnership, corporation, or association.

We will send a payment contract to replace this policy if any payment option is chosen.

9.2                               Payment Options - Guaranteed amounts and frequencies of payments under payment options are determined from the Payment Options Tables below.  The payment option choices are:

1)              Interest Income - The proceeds will be left with Us to earn interest.  The interest will be paid every 1, 3, 6 or 12 months as the payee chooses.  The rate of interest will be determined by Us.  The payee may withdraw all or part of the proceeds at any time.

2)              Income for Fixed Term - The proceeds will be paid out in equal installments for a fixed term of years.

3)              Life Income with Term Certain - The proceeds will be paid out in equal installments for as long as the payee lives, but for not less than a term certain.  You or the payee may choose one of the terms certain shown in the payment option tables.

Form LV201	Page 22

4)              Income for Fixed Amount - The proceeds will be paid out in equal installments of a specified amount.  The payments will continue until all proceeds plus interest have been paid out.

5)              Joint and Two-Thirds to Survivor Monthly Life Income - The proceeds will be paid out in equal monthly installments for as long as two joint payees live.  When one payee dies, installments of two-thirds of the first installment will be paid to the surviving payee. Payments will stop when the surviving payee dies.

The proceeds may be paid in any other manner requested and agreed to by Us, or under any other payment options made available by Us.

9.3                               Interest and Mortality - Proceeds applied under a payment option no longer earn interest at the rate applied to the Declared Interest Option or participate in the investment experience of the Variable Account.  The minimum interest rate used in computing any payment option is 3% per year.  Higher interest rates may be used on the effective date of the payment contract.  We may at any time declare additional interest on these funds.  The amount of additional interest and how it is determined will be set by Us.

The mortality table which is used for options 3 and 5 is the “Annuity 2000” individual annuity mortality table.

9.4                               Requirements - For You to choose or change a payment option:

a)                  this contract must be in force;

b)                 the request must be in writing on a form acceptable to Us, signed by You, and sent to Us at Our Home Office; and

c)                  any prior option must be canceled.

After the insured’s death, and before this contract is settled, for a Beneficiary to choose or change a payment option:

a)                  a prior option by You cannot be in effect;

b)                 the request must be in writing on a form acceptable to Us, signed by the Beneficiary, and sent to Us at Our Home Office; and

c)                  any prior option must be canceled.

9.5                               Effective Date - If a payment option has been chosen by You, it is effective on the date the proceeds of this policy are due.  If a Beneficiary chooses a payment option, it is effective on the date of election.  The first payment under options 2, 3, 4, or 5 is due on the effective date.  The first payment under payment option 1 is due at the end of the period chosen.

9.6                               Withdrawal of Proceeds - The payee may not withdraw the funds under a payment option unless agreed to in the payment contract.  We have the right to defer a withdrawal for up to 6 months.  We may also refuse to allow partial withdrawals of less than $250.

9.7                               Claims of Creditors - Payments under any payment option will be exempt from the claims of creditors to the maximum extent allowed by law.

9.8                               Proof of Survival – We may require proof that a payee under a payment option is alive.  This proof must be in a form acceptable to Us.

Form LV201	Page 23

Payment Option Tables (per $1,000 of proceeds)

Settlement Option 2 Income for Fixed Period Installments per $1,000 of Proceeds
Number of Years	Annual	Monthly
5	$211.99	$17.91
10	113.82	9.61
15	81.33	6.87
20	65.26	5.51
25	55.76	4.71
30	49.53	4.18

Settlement Option 5 Joint and Two-thirds to Survivor Monthly Life Income Monthly Installments per $ 1,000 of Proceeds
	Female Age
Male Age	55	60	62	65	70
60	4.33	4.58	4.68	4.85	5.16
62	4.41	4.67	4.79	4.97	5.31
65	4.54	4.82	4.95	5.16	5.55
70	4.75	5.09	5.24	5.49	5.97
75	4.97	5.36	5.53	5.83	6.42

Settlement Option 3 Life Income with Term Certain Monthly Installments per $1,000 Proceeds
	Male					Female
	Years Certain					Years Certain
Age	0	5	10	15	20	0	5	10	15	20
55	$4.51	$4.50	$4.45	$4.38	$4.27	$4.19	$4.19	$4.16	$4.12	$4.06
56	4.60	4.59	4.54	4.46	4.33	4.27	4.26	4.24	4.19	4.12
57	4.70	4.68	4.63	4.54	4.39	4.36	4.35	4.32	4.27	4.19
58	4.81	4.79	4.73	4.62	4.46	4.44	4.43	4.40	4.34	4.25
59	4.92	4.90	4.83	4.71	4.52	4.54	4.53	4.49	4.42	4.32
60	5.04	5.01	4.94	4.79	4.59	4.64	4.63	4.58	4.51	4.39
61	5.17	5.14	5.05	4.89	4.66	4.75	4.73	4.68	4.59	4.46
62	5.30	5.27	5.17	4.98	4.72	4.86	4.84	4.79	4.69	4.53
63	5.45	5.41	5.29	5.08	4.79	4.98	4.96	4.90	4.78	4.60
64	5.61	5.56	5.42	5.18	4.85	5.11	5.09	5.01	4.88	4.67
65	5.77	5.72	5.55	5.28	4.91	5.25	5.22	5.14	4.98	4.75
66	5.95	5.89	5.69	5.38	4.97	5.40	5.37	5.27	5.09	4.82
67	6.14	6.07	5.84	5.48	5.03	5.56	5.52	5.40	5.19	4.89
68	6.34	6.26	5.99	5.58	5.09	5.73	5.69	5.55	5.30	4.96
69	6.56	6.46	6.15	5.68	5.14	5.91	5.86	5.70	5.42	5.02
70	6.79	6.67	6.31	5.78	5.19	6.11	6.05	5.86	5.53	5.08
71	7.03	6.89	6.48	5.88	5.23	6.33	6.26	6.03	5.64	5.14
72	7.29	7.12	6.65	5.98	5.27	6.56	6.47	6.20	5.75	5.20
73	7.57	7.37	6.82	6.07	5.31	6.81	6.71	6.38	5.87	5.25
74	7.87	7.63	6.99	6.16	5.34	7.08	6.96	6.57	5.97	5.29
75	8.18	7.91	7.17	6.24	5.37	7.37	7.22	6.77	6.08	5.33

Form LV201	Page 24

Non-Participating Adjustable Premium
Variable Life Insurance Policy

Southern Farm Bureau Life Insurance Company

1401 Livingston Lane

Jackson, MS 39213

Form LV201